MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE August 3, 2020

MTS REPORTS FISCAL 2020 THIRD QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, MN - August 3, 2020 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of advanced test systems, motion simulators and precision sensors, today reported financial results for its fiscal year 2020 third quarter ended June 27, 2020.

THIRD QUARTER FINANCIAL AND OPERATING HIGHLIGHTS

➢	Positive operating cash flow of $16.0 million

➢	Backlog of $451.4 million, an increase of 1.8% over prior year
➢ Revenue of $196.2 million, a decline of 15.5% over prior year, reflecting the global impact of the COVID-19 pandemic

➢	GAAP diluted earnings per share of $0.23, including $0.08 of discrete tax benefits

➢	Adjusted diluted earnings per share of $0.44, including $0.26 of amortization expense

➢	Subsequent to quarter end, amended revolving credit facility to enhance operating and financial flexibility

FINANCIAL TABLE

	Three Months Ended		Nine Months Ended
(in thousands, except per share data - unaudited)	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Revenue	$196,225	$232,209	$613,531	$668,436
Revenue % increase (decrease)	(15.5)%	19.3%	(8.2)%	15.2%
Gross margin	33.4%	36.6%	34.8%	37.5%
Operating margin	6.4%	9.9%	5.8%	9.7%
Earnings before taxes	$3,351	$16,190	$8,737	$44,463
Net income	4,389	13,585	8,624	38,246
Diluted earnings per share	0.23	0.70	0.45	1.97
Adjusted diluted earnings per share[1]	0.44	0.71	1.08	2.07
Adjusted EBITDA[1]	28,800	35,357	89,954	103,013
Cash and cash equivalents, end of period	65,073	75,735
Backlog, end of period	451,435	443,271
Total debt, end of period	595,096	462,516

[1]	Refer to the "Non-GAAP Financial Measures" section below for discussion of the calculation of these non-GAAP financial measures.

MTS News Release

EXECUTIVE COMMENTARY - RANDY J. MARTINEZ, INTERIM PRESIDENT AND CHIEF EXECUTIVE OFFICER

"During my first two months as MTS' Interim President and Chief Executive Officer, I have seen firsthand the critical role we play in building global infrastructure, supporting decarbonization efforts, and driving success for our customers. I am inspired by how our employees have continued this vital work during the last quarter despite the global pandemic.

Throughout the third quarter, we acted decisively to mitigate COVID-19’s impact on our business. We strengthened our financial position through restructuring and cost reduction initiatives, temporary curtailments in cash compensation for our Board of Directors and senior executives, and the suspension of dividend payments. More recently, we amended our revolving credit facility to maximize our liquidity position under our current capital structure. Importantly, we executed these initiatives while maintaining a safe work environment for our employees and business continuity for our customers.

We experienced softer demand as the pandemic forced many customers to temporarily shut down their operations and delay orders. This was partially offset by top-line contributions from our recent acquisition of the R&D entities in Denmark, which have shown strong momentum since the transaction was completed early in the second quarter of fiscal year 2020.

As we look to the fourth quarter, we expect to sustain our performance sequentially while recognizing improvements in our order profile. Despite continuing challenges posed by the pandemic, we remain confident that our differentiated technology, industry-leading engineering, deep customer relationships, global footprint and strong talent pool will drive future growth.

Our top priority remains protecting the well-being of our employees while providing a high-quality service to our valued customers. I am committed to executing on our strategic initiatives and returning MTS to strong profitability."

HIGHLIGHTS FOR THE 2020 THIRD FISCAL QUARTER

Revenue
Revenue was $196.2 million, down 15.5% compared to the same prior year period, due to declines in Test & Simulation and Sensors. Both businesses were negatively impacted by COVID-19 due to the closure of customer sites, travel restrictions and delayed customer spending. Test & Simulation revenue decreased primarily due to a decline in volume from softness in our ground vehicles and materials sectors, coupled with lower service volume. The decline was partially offset by top-line contributions from the acquisition of the R&D entities in Denmark (R&D) of $14.1 million, which was completed early in the second quarter of fiscal year 2020. Sensors revenue declined due to softness in all sectors except our test sector, which included the addition of Endevco, which closed during the fourth quarter of fiscal year 2019, and continued U.S. Department of Defense volume growth. Importantly, we had no material cancellations of orders or backlog in the third quarter.

Orders
Test & Simulation orders for the quarter were $80.9 million, down 22.1% compared to the same prior year period primarily driven by lower orders in our ground vehicles sector and lower services orders reflecting the global impact of COVID-19. The decrease was partly offset by the addition of wind energy orders from the acquisition of R&D.

Sensors orders for the quarter were $70.3 million, down 8.5% compared to the same prior year period primarily driven by lower orders in our position, industrial and systems sectors reflecting the global impact of COVID-19. The decrease was partially offset by growth in our test sector primarily driven by additional funding associated with the U.S. Department of Defense and the addition of orders from the acquisition of Endevco.

Backlog
Backlog remained strong at $451.4 million, which reflects an increase of 1.8% compared to the same prior year period. Sequentially, from the second quarter of fiscal year 2020, backlog was down 9.7% driven by revenue realized during the third quarter outpacing order bookings. Ending backlog for Test & Simulation and Sensors was $373.3 million and $78.1 million, respectively.

MTS News Release

Net Income and Diluted Earnings Per Share
GAAP diluted earnings per share was $0.23 compared to $0.70 in the same prior year period on net income of $4.4 million and $13.6 million, respectively. The $0.47 decrease was primarily driven by a decline in gross profit as the result of lower revenue volume in both businesses reflecting the impact of COVID-19. Additionally, we had higher Test & Simulation restructuring costs from actions taken in the second and third quarters of fiscal year 2020 to manage and reduce operating costs, higher interest expense on increased debt levels, the R&D contingent consideration fair value adjustment and higher acquisition-related costs due to the R&D and Endevco acquisitions. The decline was partially offset by lower compensation expense in both businesses, cost containment measures and a reduction in the effective tax rate which includes $0.08 of discrete tax benefits in the third quarter of fiscal year 2020.

Third quarter of fiscal year 2020 and 2019 results include $0.21 and $0.01, respectively, of non-recurring costs associated with restructuring actions taken in fiscal year 2020, the R&D contingent consideration fair value adjustment, acquisition-related expenses, and E2M and Endevco acquisition inventory fair value adjustments. R&D was acquired early in the second quarter of fiscal year 2020, and E2M and Endevco were acquired in the first and fourth quarters of fiscal year 2019, respectively. Adjusting for these items, adjusted diluted earnings per share was $0.44 for the third quarter of fiscal 2020, and $0.71 for the same period in the prior year. A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to diluted earnings per share, the most directly comparable GAAP financial measure, is provided in Exhibits B and C of this earnings release.

Our diluted earnings per share and adjusted diluted earnings per share include the amortization of purchased intangible assets of $0.26 and $0.18 for the third quarter of fiscal year 2020 and 2019, respectively. We incurred pre-tax amortization expense of $6.3 million ($5.0 million post-tax) and $4.4 million ($3.5 million post-tax) for the third quarter of fiscal year 2020 and 2019, respectively, in relation to companies that we have acquired.

Adjusted EBITDA
Adjusted EBITDA declined to $28.8 million in the third quarter of fiscal year 2020, down 18.5% compared to the same prior year period. The decrease was primarily driven by a decline in gross profit from lower revenue in both businesses reflecting the impact of COVID-19, partially offset by lower compensation expense and cost containment measures. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.

Coronavirus 2019 (COVID-19) Pandemic Update
The COVID-19 pandemic continues to create significant volatility, uncertainty and economic disruption resulting in an adverse impact on all facets of our business. We have taken swift action to mitigate impact and solidify our financial position. We are currently operating in all markets we serve as permitted, and our production capacity continues to recover as jurisdictions ease work restrictions throughout the world. However, restrictions on our employees’ ability to access our customers, temporary closures of customer facilities and delays in customer spending have negatively impacted our sales and operating results for the third quarter of fiscal year 2020. Given the evolving nature of the pandemic, at this time, we cannot forecast with reasonable accuracy the pace of recovery across our end markets during the fourth quarter.

Cost Reductions and Restructuring Actions
As mentioned in our second quarter earnings release, we have taken swift cost reduction actions to provide an increased level of flexibility during these challenging times. We previously stated that we expect to realize at a minimum $10.0 million in cost savings from these actions in the second half of fiscal year 2020 and we have met or slightly exceeded the savings target for the third quarter of fiscal year 2020. We expect to see at least the same amount for the fourth quarter of fiscal year 2020 allowing us to achieve or slightly exceed our overall target of $10.0 million in cost savings.

MTS News Release

Balance Sheet and Liquidity
During the quarter, our total debt balance decreased $5.5 million to $595.1 million as we continue to pay-down our outstanding debt balance. We ended the quarter with $65.1 million of cash on the balance sheet, leading to a net debt balance of $530.0 million. The ratio of interest-bearing debt to Adjusted EBITDA and the ratio of net interest-bearing debt to Adjusted EBITDA remain in full compliance with the debt covenant levels specified in our debt agreements and debt maturities not occurring until July 2023 and August 2027. On July 30, 2020, subsequent to quarter end, we amended our revolving credit facility to provide operational and financial flexibility as we navigate COVID-19 and continued macroeconomic uncertainty.
"Our recently amended credit facility has allowed us to nearly double our total liquidity position to approximately $180 million before considering any letters of credit,” said Brian Ross, Executive Vice President and Chief Financial Officer. “Our financial position is sound, further supported by free cash flow generation during the third quarter. We remain focused on our financial priorities, including maximizing liquidity and effectively managing our cost infrastructure, and we will continue to engage our lenders to support our financial flexibility to navigate the near-term environment and position us to return to growth as the market recovery takes hold."

THIRD QUARTER CONFERENCE CALL

As announced on July 20, 2020, a conference call will be held on August 4, 2020 (tomorrow), at 11:00 a.m. ET (10:00 a.m. CT). Randy J. Martinez, Interim President and Chief Executive Officer, and Brian T. Ross, Executive Vice President and Chief Financial Officer, will host the call, which will include a question and answer session after prepared remarks.

Call toll free +1-800-353-6461 (international toll +1-334-323-0501) and reference the conference pass code 8588209. The conference call replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, August 11, 2020. Call toll free +1-888-203-1112 and reference the conference pass code 8588209.

A transcript of the call can also be accessed from the MTS website at http://investor.mts.com/events-and-presentations/presentations beginning on August 5, 2020.

ABOUT MTS SYSTEMS CORPORATION

MTS Systems Corporation’s testing and simulation hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications. MTS had 3,500 employees as of September 28, 2019 and revenue of $893 million for the fiscal year ended September 28, 2019. Additional information on MTS can be found at www.mts.com.

NON-GAAP FINANCIAL MEASURES

We believe that disclosing adjusted diluted earnings per share, which is diluted earnings per share excluding the impact from restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Adjusted diluted earnings per share is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment to net income and dividing the result by the diluted weighted average shares outstanding.

We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding the impact from stock-based compensation, restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment (Adjusted EBITDA) and Adjusted EBITDA divided by revenue (Adjusted EBITDA margin) are useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA is calculated by adding back stock-based compensation, restructuring expenses, acquisition-related expenses and the acquisition inventory fair value adjustment to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.

MTS News Release

We believe that disclosing free cash flow is useful to investors as a measure of operating performance. We use this measure as an indicator of our strength and ability to generate cash. Free cash flow is a financial measure that does not reflect GAAP. We calculate free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment and businesses, net of cash acquired, plus cash proceeds from sales of property and equipment.

Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D and E of this earnings release.

FORWARD-LOOKING STATEMENTS

This earnings release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in this earnings release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the opportunities and outlook for our Sensors and Test & Simulation sectors, statements about the impact of COVID-19 and related economic uncertainty, and other statements that are not historical facts. These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause our actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, the currently-unknown impact of COVID-19 and related economic uncertainty and those described in the "Risk Factors" section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on our website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

INVESTOR RELATIONS CONTACT

Brian Ross
Executive Vice President and Chief Financial Officer
irrequest@mts.com
(952) 937-4000

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

Revenue
Product	$175,223	$205,528	$537,304	$587,297
Service	21,002	26,681	76,227	81,139
Total revenue	196,225	232,209	613,531	668,436
Cost of sales
Product	116,491	130,514	349,336	368,260
Service	14,239	16,592	50,850	49,418
Total cost of sales	130,730	147,106	400,186	417,678
Gross profit	65,495	85,103	213,345	250,758
Gross margin	33.4%	36.6%	34.8%	37.5%

Operating expenses
Selling and marketing	26,857	33,321	89,707	98,805
General and administrative	19,692	20,621	67,382	63,804
Research and development	6,303	8,160	20,485	23,008
Total operating expenses	52,852	62,102	177,574	185,617

Income from operations	12,643	23,001	35,771	65,141
Operating margin	6.4%	9.9%	5.8%	9.7%

Interest income (expense), net	(8,846)	(6,687)	(25,975)	(20,873)
Other income (expense), net	(446)	(124)	(1,059)	195

Income before income taxes	3,351	16,190	8,737	44,463
Income tax provision (benefit)	(1,038)	2,605	113	6,217
Net income	$4,389	$13,585	$8,624	$38,246

Earnings per share
Basic
Earnings per share	$0.23	$0.70	$0.45	$1.99
Weighted average common shares outstanding	19,229	19,297	19,189	19,255

Diluted
Earnings per share	$0.23	$0.70	$0.45	$1.97
Weighted average common shares outstanding	19,315	19,520	19,349	19,436

Dividends declared per share	$—	$0.30	$0.60	$0.90

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

	June 27, 2020	September 28, 2019
ASSETS

Current assets
Cash and cash equivalents	$65,073	$57,937
Accounts receivable, net	118,686	121,260
Unbilled accounts receivable, net	91,787	80,331
Inventories, net	177,210	167,199
Prepaid expenses and other current assets	30,363	23,761
Total current assets	483,119	450,488

Property and equipment, net	100,160	101,083
Goodwill	465,978	429,039
Intangible assets, net	342,901	306,585
Other long-term assets	30,962	10,782
Total assets	$1,423,120	$1,297,977

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$27,000	$—
Current maturities of long-term debt, net	2,830	27,969
Accounts payable	51,639	46,849
Advance payments from customers	64,980	70,520
Other accrued liabilities	95,935	106,238
Total current liabilities	242,384	251,576

Long-term debt, less current maturities, net	565,266	484,648
Other long-term liabilities	126,614	77,694
Total liabilities	934,264	813,918

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
19,220 and 19,124 shares issued and outstanding as
of June 27, 2020 and September 28, 2019, respectively	4,805	4,781
Additional paid-in capital	187,128	182,422
Retained earnings	312,444	315,329
Accumulated other comprehensive income (loss)	(15,521)	(18,473)
Total shareholders' equity	488,856	484,059
Total liabilities and shareholders' equity	$1,423,120	$1,297,977

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)
	Three Months Ended		Nine Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

Cash Flows from Operating Activities
Net income	$4,389	$13,585	$8,624	$38,246
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Stock-based compensation	119	2,609	5,214	7,298
Fair value adjustment to acquired inventory	—	157	1,140	1,141
Depreciation	5,218	5,236	17,287	15,485
Amortization	6,288	4,449	17,343	12,668
Accretion of contingent consideration	439	—	895	—
Contingent consideration fair value adjustment	1,301	—	1,301	—
(Gain) loss on sale or disposal of property and equipment	1,277	42	2,327	552
Amortization of debt issuance costs	776	708	2,220	2,807
Deferred income taxes	825	(187)	1,718	(1,430)
Other	366	370	128	1,457
Changes in operating assets and liabilities	(4,999)	(7,668)	(44,777)	(28,254)
Net Cash Provided by (Used in) Operating Activities	15,999	19,301	13,420	49,970

Cash Flows from Investing Activities
Purchases of property and equipment	(4,863)	(8,028)	(21,144)	(17,377)
Proceeds from sale of property and equipment	—	—	—	10
Purchases of business, net of acquired cash	(1,164)	(1,700)	(49,268)	(83,526)
Other	87	—	87	(285)
Net Cash Provided by (Used in) Investing Activities	(5,940)	(9,728)	(70,325)	(101,178)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	—	—	58,576	80,391
(Payments on) proceeds from financing arrangements, net	(6,615)	(2,438)	22,168	(9,221)
Cash dividends	(5,719)	(5,375)	(17,205)	(16,099)
Proceeds from exercise of stock options and employee stock purchase plan	(1)	996	630	1,697
Payments to purchase and retire common stock	(303)	(986)	(1,176)	(1,384)
Net Cash Provided by (Used in) Financing Activities	(12,638)	(7,803)	62,993	55,384

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,070	(157)	1,048	(245)

Increase (decrease) in cash and cash equivalents during the period	(1,509)	1,613	7,136	3,931
Cash and cash equivalents balance, beginning of period	66,582	74,122	57,937	71,804
Cash and cash equivalents balance, end of period	$65,073	$75,735	$65,073	$75,735

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended		Nine Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Test & Simulation Segment
Revenue	$116,404	$148,328	$362,631	$424,920
Cost of sales	87,629	104,053	263,777	293,810
Gross profit	28,775	44,275	98,854	131,110
Gross margin	24.7%	29.8%	27.3%	30.9%

Operating expenses	29,067	32,851	92,955	99,671

Income (loss) from operations	$(292)	$11,424	$5,899	$31,439

Sensors Segment
Revenue	$80,222	$84,231	$251,955	$244,556
Cost of sales	43,502	43,424	137,463	124,916
Gross profit	36,720	40,807	114,492	119,640
Gross margin	45.8%	48.4%	45.4%	48.9%

Operating expenses	23,785	29,251	84,619	85,946

Income from operations	$12,935	$11,556	$29,873	$33,694

Intersegment Eliminations
Revenue	$(401)	$(350)	$(1,055)	$(1,040)
Cost of sales	(401)	(371)	(1,054)	(1,048)
Gross profit	—	21	(1)	8

Income (loss) from operations	$—	$21	$(1)	$8

Total Company
Revenue	$196,225	$232,209	$613,531	$668,436
Cost of sales	130,730	147,106	400,186	417,678
Gross profit	65,495	85,103	213,345	250,758
Gross margin	33.4%	36.6%	34.8%	37.5%

Operating expenses	52,852	62,102	177,574	185,617

Income from operations	$12,643	$23,001	$35,771	$65,141

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Adjusted Diluted Earnings Per Share
(unaudited - in thousands, except per share data)

	Three Months Ended
	June 27, 2020			June 29, 2019
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income	$3,351	$(1,038)	$4,389	$16,190	$2,605	$13,585
Restructuring expenses [1]	2,745	615	2,130	—	—	—
Acquisition-related expenses [1]	1,243	268	975	98	21	77
Acquisition inventory fair value adjustment [1]	—	—	—	157	24	133
Contingent consideration fair value adjustment [1]	1,301	286	1,015	—	—	—
Adjusted net income [2]	$8,640	$131	$8,509	$16,445	$2,650	$13,795

Weighted average diluted common shares outstanding			19,315			19,520

Diluted earnings per share	$0.17	$(0.06)	$0.23	$0.84	$0.14	$0.70
Impact of restructuring expenses	0.14	0.03	0.11	—	—	—
Impact of acquisition-related expenses	0.07	0.02	0.05	—	—	—
Impact of acquisition inventory fair value adjustment	—	—	—	0.01	—	0.01
Impact of contingent consideration fair value adjustment	0.07	0.02	0.05	—	—	—
Adjusted diluted earnings per share[2]	$0.45	$0.01	$0.44	$0.85	$0.14	$0.71

1 In determining the tax impact of restructuring expenses, acquisition-related expenses, acquisition inventory fair value adjustment and contingent consideration fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

[2] Denotes non-GAAP financial measure.

MTS News Release

Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of Adjusted Diluted Earnings Per Share
(unaudited - in thousands, except per share data)

	Nine Months Ended
	June 27, 2020			June 29, 2019
	Pre-Tax	Tax	Net	Pre-Tax	Tax	Net
Net income	$8,737	$113	$8,624	$44,463	$6,217	$38,246
Restructuring expenses [1]	8,883	2,403	6,480	130	33	97
Acquisition-related expenses [1]	4,867	1,043	3,824	1,133	238	895
Acquisition inventory fair value adjustment [1]	1,140	239	901	1,141	172	969
Contingent consideration fair value adjustment [1]	1,301	286	1,015	—	—	—
Adjusted net income [2]	$24,928	$4,084	$20,844	$46,867	$6,660	$40,207

Weighted average diluted common shares outstanding			19,349			19,436

Diluted earnings per share	$0.45	$—	$0.45	$2.29	$0.32	$1.97
Impact of restructuring expenses	0.46	0.13	0.33	—	—	—
Impact of acquisition-related expenses	0.25	0.05	0.20	0.06	0.01	0.05
Impact of acquisition inventory fair value adjustment	0.06	0.01	0.05	0.06	0.01	0.05
Impact of contingent consideration fair value adjustment	0.07	0.02	0.05	—	—	—
Adjusted diluted earnings per share[2]	$1.29	$0.21	$1.08	$2.41	$0.34	$2.07

1  In determining the tax impact of restructuring expenses, acquisition-related expenses, acquisition inventory fair value adjustment and contingent consideration fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

[2] Denotes non-GAAP financial measure.

MTS News Release

Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA
(unaudited - in thousands)

	Three Months Ended		Nine Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net income	$4,389	$13,585	$8,624	$38,246
Net income margin	2.2%	5.9%	1.4%	5.7%

Income tax provision	(1,038)	2,605	113	6,217
Interest expense, net	8,846	6,687	25,975	20,873
Depreciation	5,218	5,236	17,287	15,485
Amortization	6,288	4,449	17,343	12,668
EBITDA [1]	23,703	32,562	69,342	93,489

Stock-based compensation	119	2,609	5,214	7,298
Restructuring expenses [2]	2,932	—	9,070	130
Acquisition-related expenses [2]	745	29	3,887	955
Acquisition inventory fair value adjustment	—	157	1,140	1,141
Contingent consideration fair value adjustment	1,301	—	1,301	—
Adjusted EBITDA [1]	$28,800	$35,357	$89,954	$103,013
Adjusted EBITDA margin [1,3]	14.7%	15.2%	14.7%	15.4%

[1] Denotes non-GAAP financial measure.

[2]   Restructuring and acquisition-related expenses were adjusted to exclude stock-based compensation that is otherwise included in the stock-based compensation line and interest expense that is otherwise included in the interest expense, net line.

[3] Adjusted EBITDA was divided by revenue when calculating the Adjusted EBITDA margin.

MTS News Release

Exhibit E
MTS SYSTEMS CORPORATION
Reconciliation of Free Cash Flow
(unaudited - in thousands)

	Three Months Ended		Nine Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net Cash Provided by (Used in) Operating Activities	$15,999	$19,301	$13,420	$49,970
Purchases of property and equipment	(4,863)	(8,028)	(21,144)	(17,377)
Proceeds from sale of property and equipment	—	—	—	10
Free cash flow[1]	$11,136	$11,273	$(7,724)	$32,603

[1] Denotes non-GAAP financial measure.